Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:	Ellen Barry	Investors:	Lisa Capodici
	(614) 553-3858		(614) 757-5035
	ellen.barry@cardinalhealth.com		lisa.capodici@cardinalhealth.com

Cardinal Health Recommends Shareholders Reject the Below-Market Mini-Tender Offer
by TRC Capital Corporation

DUBLIN, Ohio, Mar. 8, 2018 - Cardinal Health, Inc. (NYSE: CAH) today announced that it has received notice of an unsolicited “mini-tender” offer by TRC Capital Corporation (TRC Capital) to purchase up to 2 million of Cardinal Health’s common shares, representing approximately 0.64 percent of Cardinal Health’s common shares outstanding. The offer price of $65.85 per share is approximately 4.48 percent below the closing price of Cardinal Health’s common shares on March 2, 2018, the last trading day before the commencement of TRC Capital’s offer.

Cardinal Health does not endorse TRC Capital’s unsolicited mini-tender offer and is not associated in any way with TRC Capital, its mini-tender offer or its mini-tender offer documents.

Because TRC Capital’s offer price is below the current market price for Cardinal Health’s common shares, Cardinal Health recommends that shareholders do not tender their shares to TRC Capital. Shareholders who have already tendered their shares may withdraw them at any time prior to 12:01 a.m., New York City time, on Wednesday, April 4, 2018, in accordance with the offering documents.

TRC Capital’s mini-tender offer seeks less than 5 percent of Cardinal Health’s outstanding common shares, thereby avoiding many disclosure requirements and procedural protections of U.S. securities laws. In a statement to investors, the Securities and Exchange Commission (SEC) cautioned investors that some bidders make mini-tender offers at below-market prices, saying it believes that these bidders are, “hoping that they will catch investors off-guard if the investors do not compare the offer price to the current market price.”

The SEC’s guidance to investors on mini-tenders is available at https://www.sec.gov/reportspubs/investor-publications/investorpubsminitendhtm.html. TRC Capital has made many similar unsolicited mini-tender offers for shares of other public companies. Cardinal Health encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at https://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

Shareholders should obtain current market quotations for their shares, consult with their broker or financial advisor, and exercise caution with respect to TRC Capital’s mini-tender offer. Cardinal Health requests that a copy of this news release be included with all distributions of materials related to TRC Capital’s mini-tender offer related to Cardinal Health’s common shares.

About Cardinal Health
Cardinal Health, Inc. is a global, integrated healthcare services and products company, providing customized solutions for hospitals, healthcare systems, pharmacies, ambulatory surgery centers, clinical laboratories and physician offices worldwide. The company provides clinically proven medical products, pharmaceuticals and cost-effective solutions that enhance supply chain efficiency from hospital to home. Cardinal Health connects patients, providers, payers, pharmacists and manufacturers for integrated care coordination and better patient management. To help combat prescription drug abuse, the company and its education partners created Generation Rx, a national drug education and awareness program. Backed by nearly 100 years of experience, with approximately 50,000 employees in nearly 60 countries, Cardinal Health ranks #15 on the Fortune 500. For more information, visit cardinalhealth.com, follow @CardinalHealth on Twitter, @cardinalhealthwings on Facebook and connect on LinkedIn at linkedin.com/ company/cardinal-health.